FOR IMMEDIATE RELEASE

PROVIDENCE, RI - (MARKET WIRE) - May 22, 2007 - Nestor, Inc. (NASDAQ: NEST), a leading provider of video-based traffic safety solutions and services, announces a change of leadership today. The Board of Directors has relieved William B. Danzell of his duties and responsibilities as Nestor’s Chief Executive Officer and elected Clarence A. Davis as interim CEO as of Thursday, May 17, 2007. Mr. Danzell remains a member of the Board. In addition, the Company is in negotiations with Mr. Danzell with respect to his ongoing activities for the Company, if any, and will announce the results of these negotiations when they have been finalized.

As interim CEO of Nestor, Mr. Davis will head a three-person committee to identify a permanent CEO.

Mr. Davis has been a director of the Company since May 2006. In February, 2007, Mr. Davis was appointed by the Board to serve as a consultant to the Company to provide assistance to the management team in determining, articulating and executing the Company’s strategic plan. In connection with these services, Mr. Davis entered into a consulting agreement with the Company, the terms of which were disclosed by the Company in a Form 8-K filed with the Securities and Exchange Commission on February 7, 2007.

In addition to his services as a director and consultant to the Company, Mr. Davis currently serves on the Board of Directors of Gabelli Global Deal Fund. Beginning in 2004, Mr. Davis was appointed to a three year term as a special consultant to the American Red Cross Liberty Fund and September 11 Recovery Oversight Commission. From 1998 to 2000, Mr. Davis served as Chief Financial Officer for the American Institute of Certified Public Accountants (AICPA) and from 2000 until he retired in 2005, Mr. Davis served as the AICPA’s Chief Operating Officer. As COO of the AICPA, Mr. Davis managed all aspects of the organization’s operations, including finance, administration, technology, program management and quality assurance. From 1990 to 1998, he operated Clarence A. Davis Enterprises, Inc., a financial and organizational consulting firm that provided due diligence investigations for acquisitions and forensic accounting investigations for diverse industries including film syndication and optical manufacturing. Mr. Davis’s career, which has spanned 40 years, includes a senior partnership at Spicer & Oppenheim, a national public accounting firm.

Mr. Davis made the following statement: "Nestor has the potential to become a leader in the burgeoning automated red light and speed enforcement business. With careful planning, diligent execution and the direction of our outstanding Board of Directors, we have the potential to make Nestor the preeminent company in our industry.

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Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  We may not meet the expectations disclosed in our forward-looking statements and investors should not place undue reliance on those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, legal and legislative challenges to automated traffic enforcement, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.  Investors are advised to read Nestor's Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report.  The forward-looking statements in this letter represent our current views and we disclaim any obligation to update these forward-looking statements.

For more information, call (401) 274-5658 or visit www.nestor.com.

CONTACT:	Brian Haskell
General Counsel
401-274-5658 ext. 738
www.nestor.com

Nigel P. Hebborn
Executive Vice President
401-274-5658 ext. 714
www.nestor.com

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